UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 5, 2006
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 5, 2006, the Compensation Committee (the "Committee") of the Board of Directors of Steiner Leisure Limited ("Steiner Leisure, "we" or "us") took the following actions:

The Committee increased the base salaries for 2007 for each of our executive officers who was named in the Summary Compensation Table of Steiner Leisure's proxy statement for our 2006 annual meeting of shareholders, and which include our principal executive officer and principal accounting officer (the "Named Executive Officers"). The new base salary for each of the Named Executive Officers for 2007 is set forth below. Sean Harrington is paid in U.K. Pounds Sterling and the amount shown is in U.S. Dollars based on the estimated exchange rate for 2007 as utilized by Steiner Leisure in the preparation of its budgets for 2007.

The Committee also, in addition to awards of restricted shares (where vesting is not contingent on the attainment of company or other performance criteria) on terms similar to restricted shares previously awarded to the Named Executive Officers, awarded restricted shares to the Named Executive Officers, in the amounts indicated below, which vest with respect to one-third of the shares in March 2008 and in additional one-third increments on each of the second and third anniversaries of the date of grant, provided that company performance criteria for 2007 specified for each grantee is attained ("the Performance Shares"). For Messrs. Fluxman, Lazarus and Boehm, the criterion is the attainment of an earnings per share target based on a budget approved by the Committee (the "SLL Criterion").

The vesting criteria for Mr. Harrington's Performance Shares includes, in part, the attainment of the SLL Criterion and, in part, the attainment by Elemis Limited of a net income target based on a budget approved by the Committee.

The vesting criteria for Mr. Fusfield's Performance Shares includes, in part, the attainment of the SLL Criterion and, in part, the attainment by Steiner Transocean Limited of a net income target based on a budget approved by the Committee.

For each of the Performance Share awards described above, the amount of shares listed below vests if the applicable targeted performance criterion or criteria, as the case may be, is attained. If the targeted attainment in question is exceeded, the number of shares that would vest would exceed the indicated amount up to a maximum of 150% of the indicated amount.

SALARY AND SHARE AWARD INFORMATION

Name and Position	Base Salary for 2007	Performance Shares
Leonard Fluxman President and Chief Executive Officer	$609,541	26,886

Sean C. Harrington Managing Director of Elemis Limited	$375,331	5,217

Glenn Fusfield Chief Operating Officer	$301,000	8,649

Stephen Lazarus Executive Vice President and Chief Financial Officer	$301,000	8,649

Robert C. Boehm Senior Vice President and General Counsel	$301,000	8,649

The Committee also changed the incentive bonus formulas under the applicable employment agreements for Messrs. Fluxman, Lazarus and Boehm.

The new incentive bonus provisions for Mr. Fluxman provide for an annual bonus of 50% on his base salary upon the attainment of 90% of the budgeted earnings per share of Steiner Leisure for the year in question and additional bonus payments based on the Company exceeding that 90% threshold, up to a bonus of 200% of base salary if the earnings per share equal or exceed 125% of the budgeted earnings per share for the year in question.

The new incentive bonus provisions for each of Messrs Lazarus and Boehm provide for an annual bonus of 25% of their respective base salaries upon the attainment of 90% of the budgeted earnings per share of Steiner Leisure for the year in question and additional bonus payments based on the Company exceeding that 90% threshold, up to a bonus of 100% of base salary if the earnings per share equal or exceed 125% of the budgeted earnings per share for the year in question.

The foregoing budgeted earnings per share is required to be approved by the Committee for each year under the respective employment agreements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: December 12, 2006	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer